EXHIBIT 99.1

Winland Electronics, Inc. Reports Third Quarter 2008

Net Income of $0.03 per share and Revenue of $7,000,000

Company reports positive cash flow, gross margin expansion to historical levels

Mankato, Minn. / November 6, 2008 - Winland Electronics, Inc. (AMEX: WEX), a leading designer and manufacturer of customer electronic control products and systems, today announced net sales of $7.0 million for the third quarter ending September 30, 2008, down $2.9 million, or 29 percent compared with the corresponding period in 2007.  Net income for the period totaled $118,000 or $0.03 per basic and diluted share versus $487,000, or $0.13 per share in the comparable period in 2007.

Of the year-over-year decline in sales, $1.6 million of that sum can be attributed to reduced demand from two of the company’s three largest customers and $1.5 million to the phase-out of two customers engaged in 2007 whose expectations and business management systems did not align well with Winland’s.

Winland’s Proprietary products net sales increased to $1.0 million, up $200,000, or 23 percent from the comparable period in 2007.

“While it’s clear that Winland still has much work to do, our third quarter results represent a variety of significant improvements on a sequential quarter by quarter basis,” said Thomas de Petra, president and chief executive officer of Winland Electronics. “Gross margins of 16 percent were up more than 63 percent over the second quarter and 84 percent over the first quarter of this year, our cash flow situation has dramatically improved, with the company reporting positive cash flow for the quarter, and our backlog has recovered to nearly our historical run-rate.”

A key development in the company’s third quarter was the addition of a new Director of Sales, David A.
Kuklinski, an executive with more than 25 years of experience in the EMS industry.

“David is well into the process of transforming Winland’s sales practices to accommodate our growth strategy,” de Petra said. “Under David’s leadership, we are targeting customers across multiple market and product categories where we believe our value proposition and capability best aligns with prospective customers’ needs.  Our goal is to reduce the risk of customer or industry concentration.”

Operating income for the quarter totaled $107,000 versus $603,000, and gross margin totaled 16.0 percent, down 60 basis points versus the comparable period in 2007.  EMS segment operating income for the period totaled $553,000, down $492,000, or 47 percent from the comparable period in 2007.  EMS gross margin totaled 11.3 percent, down 210 basis points from the comparable period in 2007, primarily as the result of increased material costs and under-utilization of manufacturing fixed costs. Winland’s proprietary products segment operating income increased $23,000, or 21.5 percent, to $130,000 for the three months ended September 30, 2008.

Winland continues to make progress in expanding and diversifying its EMS customer portfolio.  The company now has customers in the transportation, industrial, instrumentation, medical, telecommunication and consumer market sectors.

“Our design engineering capability continues to be a significant differentiator from EMS providers similar in size to Winland,” de Petra said.  “We’ve helped our customers to lower their costs and mitigate the risk of manufacturing new products by tightly integrating design engineering, prototyping, test engineering and the manufacturing process.  During the third quarter, we completed an engineering design project for a new customer, and are now manufacturing the product. Subsequently, the customer engaged our design engineering department for a second design project.”

Nine Month Results

Net sales for the nine months ended September 30, 2008 totaled $20.9 million, down $6.4 million or 23 percent versus the comparable period in 2007. EMS net sales totaled $18.2 million, down $6.8 million, or 27 percent, in the nine months ended September 30, 2008 versus the comparable period in 2007.  Of this decrease, $4.1 million is attributable to decreased customer demand from two of the company’s three largest customers, while the phase-out of sales from two other customers resulted in an additional decline of $3.3 million compared to the same nine month period of 2007.  These sales decreases were offset in part by increased sales to our largest customer and sales to new customers compared to the comparable period last year.

Winland’s Proprietary products net sales increased 17 percent, to $2.7 million, a $400,000 increase compared to a year ago. Sales to the company’s largest distributor were up $339,000 year-to-date.

The Company reported a net loss of $1.0 million, or $0.28 per basic and diluted share for the nine months ended September 30, 2008 versus a $300,000 net loss, or $0.07 per basic and diluted share, in the comparable period in period in 2007. The current year’s loss was driven by a $6.4 million decrease in net sales compared to a year ago. Under-utilization of manufacturing fixed costs due to lower sales was the primary reason for the year-to-date loss.

The Company reported a year-to-date operating loss of $1,079,000 versus an operating loss of $431,000 for the nine months ended September 30, 2007. Gross margin percentages of 11.6 percent for the nine months ended September 30, 2008 were consistent with those reported during the same period in 2007. The Company’s EMS segment operating income totaled $630,000 for the nine months ended September 30, 2008, down $696,000, or 53 percent, from the prior year. EMS gross margin was 6.1 percent versus 7.3 percent in 2007.

Winland’s proprietary products segment operating income decreased $78,000 for the nine months ended September 30, 2008, to $60,000, compared to a year ago. Increased manufacturing costs resulted in gross margin of 40 percent for the nine months ended September 30, 2008 versus 51 percent in the prior year. Additionally, operating income was reduced by increased salary expense, travel related expenses and advertising expenses offset by reduced new product development expense.

Backlog Remains Strong

Winland’s order backlog remains strong. As of September 30, 2008, OEM customers have submitted purchase orders for an aggregate value of $16.1 million for delivery during the remainder of 2008 and early 2009. By comparison, the company had purchase orders submitted with an aggregate value of $15.1 million as of June 30, 2008, $11.4 million as of March 31, 2008, $17.4 million as of December 31, 2007 and $17.0 million as of September 30, 2007.

“In our view, the current backlog validates the strategic direction we have taken during the last several quarters, as well as the value proposition we offer our customers,” de Petra said.

Call Details:

Date:  Thursday, November 6, 2008

Time: 3:30 p.m. CT / 4:30 p.m. ET

Call name:  Winland Electronics Third Quarter Fiscal 2008 conference call

Dial-in number: 877-407-0778 (U.S.); 201-689-8565 (International)

Call Replay:

A replay of the conference call will be available from 5:00 p.m. CT / 6:00 p.m. ET on Thursday, November 6, 2008 through Thursday, November 20, 2008.  To access the replay, call 877-660-6853 (U.S.), 201-612-7415 (international) using Account #: 286 and Conference ID #: 301865.

Web Cast:

Winland will also host a webcast of the conference call on-line at www.winland.com and www.vcall.com. The webcast will be available until Thursday, December 11, 2008 on either web site. To access the web cast, you will need to have the Windows Media Player on your desktop.  For a free download of the Media Player, visit http://www.windowsmedia.com/mediaguide/Downloads.

About Winland Electronics

Winland Electronics is an electronic manufacturing services (EMS) company, providing product development and manufacturing expertise and innovation for more than 20 years. Winland also markets proprietary products for the security/industrial marketplace. Winland's product development offering includes program management, analog circuit design, digital circuit design, printed circuit board design and embedded software design. Winland differentiates itself from the contract manufacturer competition with its integrated product development and manufacturing services to offer end-to-end product launch capability, including design for manufacturability, design for testability, transition to manufacturing and order fulfillment. Winland's core competency is delivering time-to-market through superior program management, experience, integrated development processes, and cross-functional teams. Winland Electronics is based in Mankato, MN.

CONTACT:       Thomas J. de Petra                                  Jan W. Drymon
President, CEO                                         The Carideo Group, Inc.
(507) 625-7231                                           (612) 317-2881
jan@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that our downward sales trend is not driven by global, national or regional economic factors or sales trends that are impacting other EMS providers; (ii) that our organizational realignment may support a high growth business model combining organic growth by future acquisitions; and (iii) that our operational changes will begin to favorably impact the Company’s financial performance in the third and fourth quarter, that these changes will be sustainable and will improve on-time delivery, quality and customer retention. These statements involve a variety of risks and uncertainties, known and unknown, including among other risks that (i) our downward sales trend is driven by the global, national or regional economic factors; (ii) that our global realignment will not support a high growth business model; and (iii) that our operational changes will not begin to favorably impact the Company’s financial performance in the fourth quarter, if at all, and that such changes will not be sustainable and will improve on-time delivery, quality and customer retention. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

-Tables Follow-

WINLAND ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In Thousands of Dollars, Except Share Data)

ASSETS	September 30, 2008	December 31, 2007
	(Unaudited)
Current Assets
Cash	$537	$1,152
Accounts receivable, less allowance for doubtful accounts of $25	3,837	3,436
Refundable income taxes	651	389
Inventories	4,715	4,708
Prepaid expenses and other assets	333	253
Deferred income taxes	-	400
Total current assets	10,073	10,338

Property and equipment at cost	11,931	11,827
Less accumulated depreciation	(6,996)	(6,410)
Net property and equipment	4,935	5,417
Total assets	$15,008	$15,755

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Revolving line of credit	$55	$-
Current maturities of long-term debt	417	512
Accounts payable	2,633	1,729
Accrued expenses:
Compensation	537	733
Allowance for rework and warranty costs	150	160
Other	192	219
Total current liabilities	3,984	3,353

Long Term Liabilities
Long-term debt, less current maturities	1,169	1,471
Deferred income taxes	-	282
Deferred revenue	132	138
Other long term tax liabilities	146	129
Total long-term liabilities	1,447	2,020

Stockholders' Equity
Common stock, par value $0.01 per share; authorized 20,000,000
shares; issued and outstanding 3,656,668 and 3,640,741 shares as of September 30, 2008 and December 31, 2007, respectively.	37	36
Additional paid-in capital	4,912	4,691
Retained earnings	4,628	5,655
Total stockholders' equity	9,577	10,382
Total liabilities and stockholders' equity	$15,008	$15,755

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Net sales	$7,003	$9,855	$20,901	$27,254
Cost of sales	5,883	8,222	18,487	24,141
Gross profit	1,120	1,633	2,414	3,113

Operating expenses
General and administrative	576	549	1,769	1,896
Sales and marketing	300	260	993	791
Research and development	137	221	731	857
Total operating expenses	1,013	1,030	3,493	3,544

Operating income (loss)	107	603	(1,079)	(431)

Other income (expense)
Interest expense	(34)	(53)	(98)	(226)
Other income, net	12	25	22	40
Total other income (expense)	(22)	(28)	(76)	(186)

Income (loss) before income taxes	85	575	(1,155)	(617)

Income tax benefit (expense)	33	(88)	128	347
Net income (loss)	$118	$487	$(1,027)	$(270)

Earnings (loss) per common share:
Basic	$0.03	$0.13	$(0.28)	$(0.07)
Diluted	$0.03	$0.13	$(0.28)	$(0.07)

Weighted-average number of common shares outstanding:
Basic	3,656,668	3,622,811	3,647,309	3,608,086
Diluted	3,656,668	3,642,825	3,647,309	3,608,086

WINLAND ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)
	For the Nine Months Ended September 30,
	2008	2007
Cash Flows From Operating Activities
Net loss	$(1,027)	$(270)
Adjustments to reconcile net loss to net cash provided by
(used in) operating activities:
Non-cash stock based compensation	202	148
Depreciation and amortization	611	662
Consulting expense, non-cash warrant expense	-	22
Deferred tax assets	118	(18)
Changes in assets and liabilities:
Accounts receivable	(401)	502
Refundable income taxes	(262)	(204)
Inventories	(7)	2,584
Prepaid expenses	(80)	(33)
Accounts payable	904	(606)
Accrued expenses, including deferred revenue and
other long term tax liabilities	(224)	(145)
Net cash provided by (used in) operating activities	(166)	2,642

Cash Flows From Investing Activities
Purchases of property and equipment	(130)	(220)
Proceeds from sale of property and equipment	-	4
Net cash used in investing activities	(130)	(216)

Cash flows From Financing Activities
Net borrowings (payments) on revolving line of credit	55	(1,924)
Payments on long-term borrowings, including capital
lease obligations	(397)	(486)
Proceeds from issuance of common stock	20	40
Net cash used in financing activities	(322)	(2,370)

Net increase (decrease) in cash	(618)	56

Cash
Beginning of period	1,152	51
Ending of period	$534	$107

Supplemental information
Cash payments for:
Interest	$98	$234
Acquisition of property under capital leases	$-	$252